UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2012

ADVANCED MEDICAL ISOTOPE CORPORATION

(Name of registrant as specified in its charter)

Delaware	000-53497	80-0138937
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6208 W. Okanogan Ave. Kennewick, WA 99336		99336
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (509) 736-4000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Subscription Agreement

On July 13, 2012 (“Closing Date”), Advanced Medical Isotope Corporation (the “Company”) issued Secured Convertible Promissory Notes (the “Notes”) to two investors (the “Investors”) pursuant to the terms of a Subscription Agreement (the “Subscription Agreement”).  The Subscription Agreement contains customary representations, warranties and agreements by the Company. The Investors also received warrants (the “Warrants”), exercisable until July 13, 2017, to purchase shares of the Company’s common stock (“Common Stock”) and additional investment rights (“Additional Investment Rights”) to purchase additional notes. The Company and Investors also entered into a Security Agreement (“Security Agreement”) to provide collateral for the Notes. The Notes are also secured by a pledge of stock owned by the Company’s directors.

The foregoing description of the Subscription Agreement and the other agreements described below (the “Transaction Documents”) does not purport to be complete and is qualified in its entirety by reference to the copies of the Transaction Documents which are included as exhibits to this Current Report on 8-K and are incorporated into this Item by reference.

Convertible Promissory Notes

The Company issued and completed the sale to the Investors of Notes equal to $550,000 (the “Principal Amount”). The Notes mature on January 13, 2014 (“Maturity Date”) and bear interest at a rate of 12.0% per annum, payable on the Maturity Date. The outstanding Principal Amount and accrued and unpaid interest on the Notes will be convertible into shares of Common Stock of the Company or so long as each Note is outstanding. The effective conversion rate for this Note shall be $0.10 per share.  This conversion rate will be adjusted upon the occurrence of any split, combination or other similar recapitalization with respect to the Common Stock and shall be reduced if the Company issues Common Stock at a price lower than the then-current Conversion Price other than for issuances in connection with mergers, licensing agreements, certain stock options and other transactions as described in the Notes.

Warrant

The Investor also received warrants, exercisable until July 13, 2017, to purchase the number of shares of common stock of the Company (“Warrant Shares”) equal to the product obtained by multiplying the Investor’s Loan Amount by ten, with a per share exercise price of $0.15 (“Exercise Price”). The number of Warrant Shares will be appropriately adjusted upon the occurrence, prior to the issuance of such Warrant, of any stock dividend, stock split, combination or the like with respect to the Company’s common stock.  The Exercise Price will be adjusted upon the occurrence of any split, combination or other similar recapitalization with respect to the Common Stock and shall be reduced if the Company issues Common Stock at a price lower than the then-current Conversion Price other than for issuances in connection with mergers, licensing agreements, certain stock options and other transactions as described in the Warrant.

Additional Investment Right

On the Closing Date, the Company will issue Additional Investment Rights to the Investors.  The Additional Investment Rights will represent the right to purchase additional Principal Amount of Notes up to 40% of the Principal Amount of Notes acquired on the Closing Date and a corresponding amount of Warrants.

Security Agreement

The Company and Investors also entered into a Security Agreement (the “Security Agreement”) pursuant to which the Company granted a continuing security interest (“Security Interest”) in the Collateral (as defined herein) to secure all obligations and performance of each of the Company’s duties under the Notes and any related documentation. “Collateral” shall include all goods, contract rights and other general intangibles, accounts, chattel paper, commercial tort claims, deposit accounts and cash, documents, investment property and other property described in the security agreement, including intellectual property.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 is incorporated herein by reference.

At the Closing, the Company received gross proceeds of $550,000.

The securities offered and described above have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The issuance of the securities in the transaction described above will be effected without registration under the Securities Act in reliance on Section 4(2) thereof or Rule 506 of Regulation D thereunder based on the status of the Investor as an accredited investor as defined under the Securities Act, and such transaction will be effected without using any form of general advertising or general solicitation as such terms are used in Regulation D.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Name and/or Identification of Exhibit
10.1	Form of Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MEDICAL ISOTOPE CORPORATION

Date: July 18, 2012	By:	/s/ James C. Katzaroff
	Name:	James C. Katzaroff
	Title:	Chairman and Chief Executive Officer